EXHIBIT 4.2
                              KINARK CORPORATION
                       5,619,615 Shares of Common Stock
                           Offered Pursuant to Rights
                         Distributed to Stockholders of
                              Kinark Corporation

                                                       _______________, 1995

     This notice is being distributed to all holders of shares of the Common Stock, par value $.10 per share (the "Common Stock"), of record on ______________, 1995 (the "Record Date"), of Kinark Corporation (the "Company"), in connection with a distribution of nontransferable subscription rights (the "Rights") to acquire shares of the Common Stock at a subscription price of $2.00 per share.

     Each beneficial owner of Common Stock is entitled to three Rights for each two shares of Common Stock owned on the Record Date. No fractional Rights will be issued and no cash in lieu thereof will be paid.

     Enclosed are copies of the following documents:

     1.   The Prospectus and Proxy Statement;

     2.   A Subscription Certificate representing your Rights;

     3. The "Instructions as to Use of Kinark Corporation Subscription Certificates" (including Guidelines For Certification of Taxpayer Identification Number on Substitute Form W-9);

     4. A Notice of Guaranteed Delivery for Subscription Certificates issued by Kinark Corporation; and

     5. A return envelope addressed to Mellon Securities Transfer Services, the Subscription Agent.

     Your prompt action is requested. The Rights will expire at 5:00 PM., New York City time, on ____________, 1995, unless extended by the Company (the "Expiration Date").

     To exercise the Rights, properly completed and executed Subscription Certificates (unless the guaranteed delivery procedures are complied with) and payment in full for all Rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus and Proxy Statement prior to 5:00 PM., New York City time, on the Expiration Date.

     Additional copies of the enclosed materials may be obtained from Morrow & Co., Inc. the Information Agent. The Information Agent's toll-free telephone number is (800) ___-____.

                      By Order of the Board of Directors